UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2022 (June 3, 2022)

Humana Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-05975	61-0647538
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 W. Main Street, Louisville, Kentucky 40202

(Address of principal executive offices, and Zip Code)

(502) 580-1000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HUM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 3, 2022, Humana Inc. (the “Company”) entered a 364-day $1.5 billion unsecured revolving credit agreement with the several banks and other financial institutions from time to time parties thereto, JPMorgan Chase Bank, N.A. as Agent and as CAF Loan Agent, Bank of America, N.A. as Syndication Agents, Citibank, N.A., Goldman Sachs Bank USA, PNC Capital Markets LLC, U.S. Bank National Association and Wells Fargo Securities, LLC, as Documentation Agents, and JPMorgan Chase Bank, N.A., BofA Securities, Inc., Goldman Sachs Bank USA, Citibank, N.A., PNC Capital Markets LLC, U.S. Bank National Association and Wells Fargo Securities, LLC, as Joint-Lead Arrangers and Joint Bookrunners (the “Revolving Credit Agreement”). The Revolving Credit Agreement replaces that certain 364-day $1.5 billion unsecured revolving credit agreement, dated as of June 4, 2021, which has expired in accordance with its terms. Any borrowings from the Revolving Credit Agreement would be used by the Company for general corporate purposes.

Under the Revolving Credit Agreement, at our option, we can borrow on either a competitive advance basis or a revolving credit basis. The revolving credit portion bears interest at Term SOFR or the base rate plus a spread. The competitive advance portion of any borrowings will bear interest at market rates prevailing at the time of borrowing on either a fixed rate or a floating rate based on Term SOFR, at our option. The Company will pay an annual facility fee under the Revolving Credit Agreement regardless of utilization.

The Revolving Credit Agreement contain customary covenants, including a maximum debt to capitalization financial condition covenant, as well as customary events of default. The terms of the Revolving Credit Agreement also include standard provisions related to conditions of borrowing, including customary representations and warranties. In addition, the Revolving Credit Agreement permits the incurrence, together with the company’s existing $2.5 billion revolving credit agreement, of up to $750 million of incremental commitments, which amount may be allocated between the two credit agreements as the Company may elect.

We have other relationships, including financial advisory and banking, with some parties to the Revolving Credit Agreement.

As of June 3, 2022, we have no borrowings and no letters of credit outstanding under the Revolving Credit Agreement. Accordingly, as of June 3, 2022, we have $1.5 billion of remaining borrowing capacity under the Revolving Credit Agreement.

The foregoing description of the Revolving Credit Agreement does not purport to be complete. For an understanding of the terms and provisions of the Revolving Credit Agreement, reference should be made to the copy of the agreement attached as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under Item 1.01 of this Current Report on Form 8-K is also responsive to Item 2.03 of this Current Report on Form 8-K and is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	364-Day $1.5 Billion Revolving Credit Agreement, dated as of June 3, 2022, among Humana Inc., and JPMorgan Chase Bank, N.A. as Agent and as CAF Loan Agent, Bank of America, N.A. as Syndication Agent, Citibank, N.A., Goldman Sachs Bank USA, PNC Capital Markets LLC, U.S. Bank National Association and Wells Fargo Securities, LLC, as Documentation Agents, and JPMorgan Chase Bank, N.A., BofA Securities, Inc., Goldman Sachs Bank USA, Citibank, N.A., PNC Capital Markets LLC, U.S. Bank National Association and Wells Fargo Securities, LLC, as Joint-Lead Arrangers and Joint Bookrunners.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ Michael A. Koeberlein
Michael A. Koeberlein
Senior Vice President, Chief Accounting Officer and Controller
(Principal Accounting Officer)

Dated: June 3, 2022